EXHIBIT 5.1

July 7, 2008	Main +1.206.447.0900
Fax +1.206.447.0849

26866.0027

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

Per your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”) to be filed with the Securities and Exchange Commission on or about July 7, 2008, including a prospectus (the “Prospectus”) which may be supplemented from time to time by one or more prospectus supplements, which provides for the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of 43,067,886 shares of the Company’s common stock, no par value, issuable upon conversion of the Company’s 15% Senior Convertible Notes due 2011 (the “Notes”) and exercise of a certain Company warrant (the “Shares”).

We have reviewed, among other things, (i) the Registration Statement and related Prospectus, (ii) the Securities Purchase Agreement dated April 29, 2008, as amended on June 10, 2008, between the Company and the investor (the “Purchase Agreement”), (iii) the Indenture, dated June 12, 2008, between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), (iv) the Series A Common Stock Purchase Warrant, dated June 12, 2008, issued by the Company to such investor (the “Warrant”), (v) the Series B Unit Purchase Warrant, dated April 30, 2008, as amended on June 10, 2008, (vi) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (vii) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (viii) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Notes, the Warrant, the Series B Unit Purchase Warrant overlying the Notes and the Warrant, and the Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if duly issued upon conversion of the Notes and/or exercise of the

Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 www.hellerehrman.com

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Cell Therapeutics, Inc.

July 7, 2008

Warrant pursuant to the terms of the Notes (and Indenture) or the Warrant, respectively, and the countersigning of a certificate or certificates representing the Shares by a duly authorized signatory of the registrar of Common Stock, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Heller Ehrman LLP